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                                                                     Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Optique Funds, Inc.:

We consent to the use of our report dated December 23, 2008, with respect to the financial statements of the Optique Large Cap Value Fund, Optique Small Cap Value Fund, Optique International Value Fund and Optique Intermediate Fixed Income Fund, the four funds constituting Optique Funds, Inc. as of and for the year ended October 31, 2008, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.


/s/ KPMG LLP
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Philadelphia, Pennsylvania
February 25, 2009